As filed with the Securities and Exchange Commission on April 5, 2022.

Registration No. 333-259837

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	20-3672603
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12300 Grant Street

Thornton, CO 80241

(720) 872-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Victor Lee

Ascent Solar Technologies, Inc.

12300 Grant Street

Thornton, Colorado 80241

(720) 872-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Fischer	James H. Carroll
Loeb & Loeb LLP	Carroll Legal LLC
345 Park Avenue	233 McKinley Park Lane
New York, New York 10154	Louisville, CO 80027
(914) 316-3001 dfischer@loeb.com	(303) 888-4859 jcarroll@carroll.legal

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-259837)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of Ascent Solar Technologies, Inc. (the “Company”) (File No. 333-259837), initially filed on September 28, 2021 and declared effective by the Securities and Exchange Commission on October 12, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file the consent of Haynie & Company with respect to its report dated March 14, 2022 relating to the financial statements of Ascent Solar Technologies, Inc. on Form 10-K for the year ended December 31, 2021 and included in the Prospectus Supplement No. 2 dated April 5, 2022 filed pursuant to Rule 424(b)(3), filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description
23.1*	Consent of Haynie & Company

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thornton, State of Colorado, on this 5th day of April, 2022

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Victor Lee
Name:	Lee Kong Hian (aka Victor Lee)
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated..

Name	Position	Date

/s/ Victor Lee	President & Chief Executive Officer and a Director	April 5, 2022
Lee Kong Hian (aka Victor Lee)	(Principal Executive Officer)

*	Chief Financial Officer	April 5, 2022
Michael J. Gilbreth	(Principal Accounting and Financial Officer)

*	Chairman of the Board of Directors	April 5, 2022
Amit Kumar, Ph.D.

*	Director	April 5, 2022
Will Clarke

*	Director	April 5, 2022
Kim J. Huntley

*	Director	April 5, 2022
David Peterson

By:	/s/ Victor Lee
Lee Kong Hian (aka Victor Lee)
Attorney-in-fact*